Exhibit 4.8

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of our securities is not intended to be complete, does not describe every aspect of our securities, and is subject to, and qualified in its entirety by reference to, all the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”), and all the provisions of our amended and restated bylaws (the “Bylaws”). We refer you to the Charter and Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K. The terms of these securities also may be affected by the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 300,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors (the “Board”).

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Our Charter and Bylaws provide that directors will be elected by a plurality vote.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our Common Stock are entitled to receive dividends, if any, declared from time to time by our Board out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, and subject to any rights of holders of our preferred stock prior to distribution.

Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our Common Stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our Common Stock until our Board determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•restricting dividends in respect of our Common Stock;
•diluting the voting power of our Common Stock or providing that holders of preferred stock have the right to vote on matters as a class;
•impairing the liquidation rights of our Common Stock; or
•delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, the Charter, and the Bylaws

The following is a summary of certain provisions of our Charter and Bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and our preferred stock will be available for future issuance without obtaining stockholder approval, except to the extent such approval is required by law or the listing requirements of the New York Stock Exchange (the “NYSE”), the exchange on which our Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Pursuant to our Charter, shares of our preferred stock may be issued from time to time, and the Board is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “Preferred Stock” above.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our Charter provides that Section 203 of the DGCL, as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the DGCL, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of the Charter and Bylaws

Our Charter and Bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders then issued and outstanding.

Ability of our Stockholders to Act and Advance Notice Bylaws

Our Charter and Bylaws provide that special stockholders’ meetings (a) may be called by (i) the Chairman of the Board, if there be one or (ii) the Chief Executive Officer, if there be one, and (b) shall be called by the Chairman or Chief Executive Officer at the request in writing of (i) the Board, (ii) a committee of the Board that has been duly designated by the Board and whose powers include the authority to call such meetings, or (iii) certain stockholders (the “Fortress Stockholders” as defined in the Bylaws), provided such holders beneficially own at least 20% of the then outstanding shares of our stock entitled to vote in the election of directors.

Our Bylaws provide that any stockholder who wishes to bring business before a meeting of our stockholders, or to nominate candidates for election as directors at a meeting of our stockholders, must deliver advance notice of their proposals and nominations to us before the meeting pursuant to procedures specified within the Bylaws.

Forum Selection Clause

Under our Charter, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Charter or Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

Limitations on Liability and Indemnification of Directors and Officers

Our Charter and Bylaws provide for the indemnification of our directors and officers to the fullest extent authorized or permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. Our Charter additionally provides that none of our directors or officers will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation is not permitted under the DGCL. These limitations on liability and indemnification may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty, and may reduce the likelihood of derivative litigation against directors or officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Equiniti Trust Company, LLC.

Listing

Our Common Stock is listed on the NYSE under the symbol “GCI.”